The Impac Companies
Corporate & Capital Markets Overview
March, 2007

Disclaimer
This presentation contains or may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of
the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “should”,  “believe,” “expect,” “likely,”
“should,” “anticipate,” or similar terms or variations on those terms or the negative of those terms, and includes statements regarding our mortgage loan margins.
The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; continued increase in price competition; inability to sell Option ARM product based on pricing or other factors;
risks related to the Company's restatements; risk related to the inability to maintain effective disclosure and internal controls; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in our loan repurchase obligations; inability to originate an increased amount of commercial loans due to lack of interest in our product; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing;
changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; the inability to expand our Alt-A wholesale and commercial platforms due to market conditions; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; volatility in the mortgage industry that effects the Company although the changes in the industry are not directly applicable to the Company; and other general market and economic conditions that may effect the mortgage industry.
For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk
Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and
Quarterly Reports on Form 10-Q.  This presentation contains or may contain non-GAAP measures describing the company’s performance. You can find the reconciliation of those measures to GAAP measures in our press releases on our website at www.impaccompanies.com under stockholder relations. This presentation speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
No opinion, advice, statement or other information (“Information”) contained or provided herein or hereby is intended or shall be construed as a prediction of the performance of any security, fund, or obligation. Reliance upon any Information shall be at the sole risk of the reader. Prior to the execution of a purchase or sale or any security or investment, you are advised to review carefully the corresponding offering document, and to consult with your broker or other financial advisor or other professionals as appropriate. Neither Impac Mortgage Holdings, Inc. (the “Company” or “Impac”), nor its affiliates, information providers or content providers shall have any liability for investment decisions based upon, or the results obtained from the Information. Financial information contained in the information is not audited, and neither Impac, nor its affiliates, information providers or content providers guarantee or warrant the timeliness, sequence, accuracy, or completeness of the Information. Nothing contained in this presentation is intended to be, nor shall be construed as, investment advice. You acknowledge that the
Information is provided for informational purposes only and is not intended as investment advice or for trading purposes.

Free Writing Prospectus
This document constitutes a free writing prospectus.
Impac Secured Assets Corporation (the “Depositor”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you are encouraged to read the base prospectus in that registration statement and other documents the issuing entity has filed with the SEC for more complete information about the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the Depositor will arrange to send you the base prospectus if you request it by calling (949) 475-3600.
This free writing prospectus is not required to contain all information that is required to be included in the base prospectus.
The information in this free writing prospectus is preliminary and is subject to completion or change.
The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.
This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Contents
1)
Executive Summary
2)
Overview
3)
Our Portfolio
4)
Credit & Collateral
5)
Loan Analytics
6)
Impac Commercial Capital Corp.

1.  Executive Summary

Executive Summary
Impac is an Alt-A originator& has been at the forefront of the Alt-A market for over 15 years.
Our main focus is to originate & invest for long-term; we sell whole loans opportunistically.
As a mortgage REIT, we own our residuals, in both CMO & REMIC form.
At 1/31/07, securitized collateral was approx. $20.3B.
We also own portions of the capital structure of our securitizations, both public & private.
Through both residual & bond ownership, we are in alignment with our long-term bondholders.
The current turbulent market is an opportunity to differentiate ourselves from the rest of the playing field.
We are an Alt-A originator, not a subprime shop.
Starting in Jan ’06 & throughout the year, we proceeded to make approx. 20 major credit tightening changes to our underwriting guidelines.
That trend continues today, with numerous credit tightening events year-to-date.

Executive Summary (cont’d)
Our primary origination / securitization focus is long duration, high credit quality assets.
We have implemented extensive 3rd party & proprietary analytics to create detailed risk assessment at origination.
Core Logic, Loan Performance, & internally-developed risk & pricing models.
Exhaustive analysis of credit-driven parameters: property, borrower, FICO, LTV/CLTV, broker/correspondent scoring &
risk, among others.
Our commercial platform, ICCC, is at the forefront of small balance multifamily & commercial origination &
securitization in pro rata & sequential non-CMBS structures.
Since 2003, 14 deals, approx. $2.2B in securitized collateral, Impac retains all residuals.
Highlight: December ’06, ISAC 06-5, AAA/Aaa Ambac-wrapped, $398MM, 4.5yr, priced at L+20bps.
First ever wrapped small balance multifamily-commercial transaction in the industry.
Bonds Sold to Bank, Money Manager & Insurance Co.’s (ABS, CMBS & CDO investors) in U.S. & Europe.
ICCC product is a natural fit for our REIT balance sheet: long duration, high credit quality (720+ FICO, mid 60’s
LTV, $1.1MM avg. bal.), slow prepay.

2.  Overview

Who is Impac?
We are
An Alt-A originator, among the first in the industry.
An independent, publicly traded (since 1995) mortgage REIT (NYSE: “IMH”).
A major investor in our own securitizations.
Retention of CMO & REMIC residuals (the 1st loss piece) for balance sheet growth.
Retention of selected tranches, both public & private, within the capital structure.
An innovator in Alt-A products & capital markets execution.
On the web at: www.impaccompanies.com.
We aren’t
A subprime shop.

Core Takeout Strategy
We securitize via our “IMSA” or “IMM” (Bloomberg ticker) shelves:
Alt-A hybrid ARMs.
Alt-A fixed 1st TDs.
Small groups (typically 2-4% of deal UPB) of Alt-A 2nd TDs.
Our small balance multifamily-commercial origination (ICCC).
We opportunistically sell via whole loan:
Alt-A hybrid ARMs.
Alt-A fixed 1st TDs.
Alt-A 2nd TDs.
Alt-A Option ARM product.

Recent Press Release / 3-5-07
Impac Mortgage Holdings, Inc. Clarifies Position as an Alt-A Lender and Misconceptions in the Market Place
IRVINE, Calif., March 5 /PRNewswire-FirstCall/ --
The following is in response to recent media reports that have had an adverse impact upon our common stock price, Impac
Mortgage Holdings, Inc. (NYSE: IMH), or the "Company", a Maryland corporation being taxed as a real estate investment trust ("REIT"):
1) Impac is an Alt-A Lender. Substantially all of the mortgages we originate or acquire are Alt-A loans. We define Alt-
A loans as mortgages made to borrowers whose credit is generally within Fannie Mae and Freddie Mac guidelines, but have loan characteristics that make them non-conforming under those guidelines. As of the fourth quarter 2006, 99.8% of the loans held in our portfolio had a credit grade of A or A-, which means that the credit rating exceeded 620, with a weighted average loan-to-value ratio of 74%. As of December 31, 2006, the weighted average credit score of the Alt-A loans in our portfolio
(i.e. the long-term investment operations) was 697. During 2006, subprime mortgages represented 0.4% of acquisitions and
0.2% of the ending securitized mortgage collateral. We define subprime mortgages made to borrowers with credit ratings less than 620, or other characteristics, that increase the credit risk. In addition, the major credit rating agencies, mortgage bond investors and our industry identify the Company as an Alt-A lender.
2) The Company's liquidity position is strong. At December 31, 2006, the Company reported approximately $180.0 million in cash and cash equivalents. Further, the Company has additional liquidity of approximately $75.0 million in equity invested in mortgage loans held-for-sale and other liquidity sources at the Company's disposal.
3) Estimated taxable income is the primary indicator for common stock dividends. During 2006, the Company had estimated taxable income of $79.5 million, or $1.05 per diluted common share. During 2006, we paid common stock dividends of
$72.3 million, or $0.95 per diluted common share.

4) Estimated taxable income during the fourth quarter 2006 was generated entirely from the balance sheet at the REIT and did not include a dividend from our taxable REIT subsidiary.
5) The Company believes it has sufficient financing under its reverse repurchase agreements to meet its ongoing origination and funding needs.
6) The Company continues to meet all of its loan repurchase obligations. In the future we expect loan repurchase obligations to decline based on a reduction in whole loan sales and improved credit and duration characteristics. Since January 2006, we have tightened our underwriting guidelines 20 times, which resulted in a 40% decline in total production primarily related to bulk acquisitions. Although total acquisitions and originations declined, we believe we have benefited from an improved credit risk and duration profile. We believe this was validated by the securitization market where despite one of the more turbulent credit spread environments in recent history, Impac executed its most recent securitization with the tightest bond spreads it has experienced in over a year.
7) The restatements for 2004 - 2005, as previously described in our Form 8-K filed on February 23, 2007 has no effect on the Company's net earnings, cash position, stockholders' equity or taxable income.
In summary:
Mr. Tomkinson commented, "It is unfortunate for our stockholders that the Company continues to be put in the same category as subprime lenders, when essentially we have no exposure to subprime loans. In anticipation of a downturn in the industry, Impac, since January 2006, began increasing its loan loss reserves, preserving capital, increasing its pricing and tightening its underwriting guidelines with the intent to further improve the performance of our Alt-A mortgage portfolio."
Mr. Tomkinson concluded, "We believe that the Company has adequately prepared for this challenging market. We believe that the Company is well capitalized, diversified in its business segments and has the expertise to manage through this lending cycle."
Recent Press Release / 3-5-07 (cont’d)

Recent Press Release / 3-5-07 (cont’d)
Safe Harbor
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.
Forward-looking statements, some of which are based on various assumptions and events that are beyond our control may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "likely," "should," "could," "anticipate," or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on management expectations. Actual results may differ materially as a result of several factors, including, but not limited to, failure to achieve projected earnings levels; unexpected or greater than anticipated increases in credit and bond spreads; the ability to generate sufficient liquidity; the ability to access the equity markets; continued increase in price competition; inability to sell Option ARM product based on pricing or other factors; risks related to the Company's restatements; risk related to the inability to maintain effective disclosure and internal controls; risks of delays in raising, or the inability to raise on acceptable terms, additional capital, either through equity offerings, lines of credit or otherwise; the ability to generate taxable income and to pay dividends; interest rate fluctuations on our assets that unexpectedly differ from those on our liabilities; unanticipated interest rate fluctuations; changes in expectations of future interest rates; unexpected increase in our loan repurchase obligations; inability to originate an increased amount of commercial loans due to lack of interest in our product; unexpected increase in prepayment rates on our mortgages; changes in assumptions regarding estimated loan losses or an increase in loan losses; continued ability to access the securitization markets or other funding sources, the availability of financing and, if available, the terms of any financing; changes in markets which the Company serves, such as mortgage refinancing activity and housing price appreciation; the inability to expand our
Alt-A wholesale and commercial platforms due to market conditions; the adoption of new laws that affect our business or the business of people with whom we do business; changes in laws that affect our products and our business; volatility in the mortgage industry that effects the Company although the changes in the industry are not directly applicable to the
Company; and other general market and economic conditions that may effect the mortgage industry.
For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see Item 1A "Risk Factors"
and Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2005 and our subsequent Form 10-Q filings during 2006. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
About the Company
Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates four core businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, (3) the Warehouse
Lending Operations and (4) the Commercial Operations. The Long-Term Investment Operations invests primarily in non-conforming Alt-A ("Alt-A") mortgage loans and to a lesser extent small-balance commercial loans originated by the Commercial Operations. The Mortgage Operations acquires, originates, sells and securitizes primarily Alt-A residential mortgage loans, the Warehouse Lending Operations provides short-term financing to mortgage loan originators and the Commercial Operations originates small-balance commercial loans for sale to the Long-Term Investment Operations or to third parties. The Company is organized as a REIT for tax purposes, which generally allows it to pass through earnings to stockholders without federal income tax at the corporate level.
For additional information, questions or comments, please call Tania Jernigan, VP of Investor Relations at (949) 475-3722 or email tjernigan@impaccompanies.com. Web site:
www.impaccompanies.com
SOURCE Impac Mortgage Holdings, Inc.
CONTACT: Investors, Tania Jernigan, VP of Investor Relations of Impac
Mortgage Holdings, Inc., +1-949-475-3722, tjernigan@impaccompanies.com; or
Media, Saskia Sidenfaden, Senior Media Executive of CCG Investor Relations,
+1-310-477-9800, ext. 120, Saskia.Sidenfaden@ccgir.com, for Impac Mortgage
Holdings, Inc.

Impac Executive Team
Joseph R. Tomkinson
Chairman/Chief Executive Officer
Impac Mortgage Holdings, Inc.
William S. Ashmore
President/Director
Impac Mortgage Holdings, Inc.
Richard J. Johnson
Executive Vice President/Chief Operating Officer
Impac Mortgage Holdings, Inc.
Gretchen D. Verdugo
Executive Vice President/Chief Financial Officer
Impac Mortgage Holdings, Inc.
Ronald M. Morrison
Executive Vice President/General Counsel
Impac Mortgage Holdings, Inc.
From left to right:
Back Row: Richard Johnson, Gretchen Verdugo, Ron Morrison
Front Row: Joe Tomkinson, Bill Ashmore

Corporate Structure
Impac Mortgage Holdings, Inc.
(NYSE: IMH)
Long-Term Investment Operations
(The REIT)
Impac Warehouse Lending Group, Inc.
Warehouse Lending Operations
(Qualified Subsidiary)
Impac Funding Corporation
Mortgage Operations
(Taxable Subsidiary)
ILG
Wholesale
Origination
Platform
IFC
Correspondent
Origination
Platform
Impac Commercial Capital Corp.
Small Balance Commercial and
Multifamily Operations
(Taxable Subsidiary)

Organizational Structure
Joe Tomkinson, Chairman & CEO
William Ashmore, President
Gretchen Verdugo,
EVP, Chief Financial Officer
Ron Morrison
EVP, General Counsel
Finance /
Accounting
Internal
Audit
Default
Mgmt.
Master
Servicing
Client
Administration
Human
Resources
Greg Davis
SVP, Nat’l Sales
IFC / ILG Sales
Andrew McCormick
EVP, Chief Investment Officer
Nancy Pollard
EVP, Secondary Marketing
Trading
Structured
Finance
Andy Chawla
SVP, Enterprise Risk Mgmt
IFC/ILG
Underwriting
Quality Control
ERM / Analytics
Asset Liability
Mgmt.
Richard Johnson
EVP, Chief Operating Officer
Analytics
Transaction
Mgmt.
Bill Endresen
President, ICCC
Kathy Murray
SVP, Operations
Elaine Batlis
President,
IWLG
Secondary Mktg. Operations
Tania Jernigan
VP, Investor Relations
Jeff Ratter
SVP, I.T.
Small Bal.
Commercial
& Multifamily
Platform
Impac
Origination
Platform &
Facilities
Impac and 3rd
Party Affiliate
Warehousing
Platform
Impac
Technology
Platform

Key Events in Impac History
1981       1986       1991       1994       1995       2000       2002       2003       2004       2005       2006
Joe Tomkinson,
Impac’s
Chairman &
CEO, founded a
small mortgage
brokerage firm.
Joe sells his ownership to
Imperial Bank, creating
Imperial Bank Mortgage.
Imperial Bank Mortgage
launches to public as
Imperial Credit
Industries, Inc.
Imperial Credit
creates the
“Smart” loan,
the first Alt-A
product.
Imperial Credit creates the
“Express” loan product.
The residential mortgage
division of Imperial Credit
launches to the public as
Impac Mortgage Holdings
(“IMH”), a mortgage REIT
which primarily invests in
Alt-A loan products
From our predecessor firm’s “Smart Loan” (the industry’s first Alt-A product), to our current small balance multifamily/commercial products, Impac spans 25 years of innovative history.
Impac creates Impac
Direct Access for
Lending, a web-based
lending tool.
Impac opens Impac
Commercial Capital Corp
to originate small balance
multifamily loans for
diversification of the
REIT’s balance sheet.
1) Impac issues its first $1B
Alt-A resi securitization.
2) Impac’s small balance
multifamily securitization
begins.
Impac issues its
first $2B Alt-A
securitization.
Impac opens
Wholesale
operations in
Chicago.
Impac achieves
record
origination of
$22B.
Impac issues
innovative wrapped,
single tranche, small
balance multifamily /
commercial
securitization structure,
an industry first.
Impac implements
over 17 credit
tightening events,
beginning in January,
shifting portfolio
origination to long
duration, high credit
quality loans.

UBS

Impac League Tables – Securitization Activity

Rank	Issuer	2004 Issuance ($Mil.)	No. of Deals	Market Share (%)
1	Countrywide	113,278.2	152	10.2
2	Lehman Brothers	64,623.4	119	5.8
3	GMAC	60,777.6	122	5.5
4	Bear Stearns	52,672.7	96	4.7
5	Ameriquest Mortgage	48,855.3	80	4.4
6	Bank of America	40,640.8	72	3.7
7	Credit Suisse	38,614.2	70	3.5
8	Wells Fargo	33,390.8	44	3.0
9	Morgan Stanley	32,245.0	63	2.9
10	RBS Greenwich	30,682.1	56	2.8
11	Washington Mutual	30,517.0	37	2.7
12	Goldman Sachs	28,384.2	61	2.5
13	UBS	26,506.7	53	2.4
14	Sallie Mae	24,950.2	13	2.2
15	Merrill Lynch	23,893.7	37	2.1
16	Citigroup	20,546.7	38	1.8
17	Impac	20,440.7	21	1.8
18	IndyMac	17,096.4	38	1.5
19	J.P. Morgan Chase	15,921.8	24	1.4
20	Deutsche Bank	14,797.2	34	1.3
21	Halifax	11,590.0	5	1.0
22	Redwood Trust	10,962.8	16	1.0
23	Capital One	10,950.0	22	1.0
24	First Tennessee	10,758.2	35	1.0
25	Northern Rock	9,473.7	3	0.9
	Others	320,740.8	632	28.8
	TOTAL	1,113,310.3	1,943	100.0

Rank	Issuer	2005 Issuance ($Mil.)	No. of Deals	Market Share (%)
1	Countrywide	154,732.6	188	9.7
2	Lehman Brothers	94,312.6	130	5.9
3	Bear Stearns	82,657.5	140	5.2
4	GMAC	70,610.7	134	4.4
5	Washington Mutual	59,124.6	45	3.7
6	Goldman Sachs	49,066.8	81	3.1
7	Ameriquest Mortgage	48,941.3	47	3.1
8	Credit Suisse	47,469.2	76	3.0
9	Bank of America	46,094.5	90	2.9
10	RBS Greenwich	45,690.5	71	2.9
11	J.P. Morgan Chase	43,686.6	48	2.7
12	Wells Fargo	40,887.7	41	2.6
13	Merrill Lynch	37,625.5	52	2.3
14	Morgan Stanley	36,017.0	53	2.2
15	Citigroup	33,109.0	53	2.1
16	IndyMac	30,790.6	56	1.9
17	Sallie Mae	26,121.7	12	1.6
18	Deutsche Bank	22,585.5	39	1.4
19	UBS	18,546.0	41	1.2
20	New Century Financial	18,200.4	13	1.1
21	Ford	16,525.0	8	1.0
22	First Tennessee	14,736.3	40	0.9
23	American Home Mortgage	14,510.7	10	0.9
24	Impac	14,021.7	13	0.9
25	Barclays Bank	13,149.9	20	0.8
	Others	522,316.8	893	32.6
	TOTAL	1,601,530.3	2,394	100.0

Rank	Issuer	2006 Issuance ($Mil.)	No. of Deals	Market Share (%)
1	Countrywide	144,305.3	218	7.7
2	Lehman Brothers	102,902.8	175	5.5
3	GMAC	84,474.1	138	4.5
4	Bear Stearns	73,061.3	105	3.9
5	Washington Mutual	70,890.4	84	3.8
6	Goldman Sachs	66,016.0	114	3.5
7	J.P. Morgan Chase	59,728.1	80	3.2
8	RBS Greenwich	47,194.7	74	2.5
9	Wells Fargo	46,757.9	43	2.5
10	Morgan Stanley	45,510.9	59	2.4
11	Citigroup	43,654.3	81	2.3
12	Credit Suisse	43,574.9	73	2.3
13	Bank of America	41,806.0	75	2.2
14	Deutsche Bank	41,129.4	69	2.2
15	IndyMac	39,549.3	83	2.1
16	Merrill Lynch	38,086.2	58	2.0
17	Sallie Mae	31,723.3	13	1.7
18	HSBC	29,712.2	50	1.6
19	UBS	23,477.0	70	1.3
20	Barclays Bank	20,302.9	65	1.1
21	Ameriquest Mortgage	19,320.5	22	1.0
22	Capital One	18,375.0	24	1.0
23	Northern Rock	14,898.9	4	0.8
24	Cohen & Co.	14,845.8	15	0.8
48	Impac	6,998.4	10	0.4
	Others	699,608.7	1,149	37.5
	TOTAL	1,867,904.2	2,951	100.0

** Source: Asset Backed Alert; U.S. Issuer ABS, MBS & CDOs for all affiliates.*

IMPAC

17

UBS

Capital Markets Activity – 2004

Transaction Type	Amount	# of Transactions
CMO	$17,710,657,000	11
REMIC	$3,724,226,000	4
Whole Loan	$1,520,321,781	57
Total	**$22,955,204,781**	**72**

2004 Transaction Volume
$17,710,657,000
$3,724,226,000
$1,520,321,781
$18,000,000,000
$16,000,000,000
$14,000,000,000
$12,000,000,000
$10,000,000,000
$8,000,000,000
$6,000,000,000
$4,000,000,000
$2,000,000,000
$0
CMO
REMIC
Whole Loan

IMPAC

18

U
B
S

Capital Markets Activity – 2005

Transaction Type	Amount	# of Transactions
CMO	$11,409,623,000	8
REMIC	$2,612,035,471	2
Whole Loan	$8,254,071,731	97
Total	**$22,275,730,202**	**107**

2005 Transaction Volume
$11,409,623,000
$2,612,035,471
$8,254,071,731
$12,000,000,000
$10,000,000,000
$8,000,000,000
$6,000,000,000
$4,000,000,000
$2,000,000,000
$0
CMO
REMIC
Whole Loan

IMPAC

19

U
B
S

Capital Markets Activity – 2006[1]

Transaction Type	Amount	# of Transactions
CMO	$0	0
REMIC	$6,901,176,000	6
Whole Loan	$6,385,718,866	68
Total	$13,286,894,866	74

2006 Transaction Volume
$6,901,176,000
$6,385,718,866
$0
$7,000,000,000
$6,000,000,000
$5,000,000,000
$4,000,000,000
$3,000,000,000
$2,000,000,000
$1,000,000,000
$0
CMO
REMIC
Whole Loan

(1) All data as of Q306, with exception of REMIC Q4 securitizations (which are included here): ISAC 06-4 ($1.38B, Nov.) & ISAC 06-5 ($1.7B, Dec.).

IMPAC

20

Impac's Business Model

- Build balance sheet to generate majority of taxable income.
- Mortgage banking generates cash gains that can be distributed to the REIT.
- Provide attractive dividends to our stockholders.

Estimated Taxable Income by Business Operation
QTD at September 30, 2006

12%
56%
32%
Long Term Investment Operations
Mortgage Operations
Warehouse Lending Operations

21

UBS

Corporate Strategies for the Future

- Focused growth strategy on Alt A residential and Multifamily/Commercial platforms.
  - Implementation of risk-based targeted marketing:
    - Expand sales and marketing efforts into new geographical areas.
    - Expand product lines.
  - Evaluate strategic acquisitions to grow platforms:
    - Well established wholesale residential or commercial mortgage platform.
    - Material effect– geographically or from a sourcing/origination standpoint.

Production By Channel
Nine Months Ending September 30, 2006
9%
25%
46%
20%
Correspondent Flow
Correspondent Bulk
Wholesale Alt-A
Commercial

IMPAC

22

3.  Our Portfolio

U
B
S

IMPAC MORTGAGE HOLDINGS, INC.
Monthly Fact Sheet (Unaudited) - January 2007
www.impaccompanies.com

The REIT (in millions)	For the Month Ended 1/31/2007	For the Month Ended 12/31/2006	For the Year Ended 12/31/2005
Total Assets	$ 23,292.9	$ 23,597.4	$ 27,720.4

Long Term Investment Operations (in millions, except Average Size of Loan) (1)

	1/31/2007	12/31/2006	12/31/2005
Securitized Mortgage Collateral (a) (2)	$ 20,261.6	$ 21,050.8	$ 24,494.3
Mortgage Loans Held-For-Investment ("LHFI")(b)	$ 1.7	$ 1.9	$ 160.1
Investment Securities Available for Sale (c)	$ 31.3	$ 31.6	$ 40.2
Total (a+b+c)	$ 20,294.6	$ 21,084.3	$ 24,694.6
Securitized Mortgage Collateral: (3)			
Percentage of Fixed	18%	18%	10%
Percentage of Adjustable	82%	82%	90%
Weighted Average Coupon	6.72%	6.70%	6.07%
Weighted Average Margin	3.50%	3.51%	3.73%
Weighted Average Loan to Value	73%	74%	75%
Average Size of Loan (in thousands)	$ 270.4	$ 270.3	$ 261.6
Credit Grade: "A, A-"	99.8%	99.8%	99.8%
Credit Grade: "B" and Below	0.2%	0.2%	0.2%
Total Loans 90+ Delinquent and other real estate owned (4)	n/a*	$ 1,130.9	$ 479.7
Loan Delinquency Rate (60 days +) (4)	n/a*	6.24%	3.12%
Securitized Mortgage Collateral Prepayment Amount	$ 605.1	$ 717.4	$ 10,560.7
Yield on Securitized Mortgage Borrowings (5)	5.98%	5.90%	4.05%

(1) Certain amounts in the prior periods' financial information have been reclassified to conform to the current presentation

(2) Securitized mortgage collateral includes collateralized mortgage obligations (CMO's) and real estate mortgage investment conduits (REMIC's) that are treated as financings for GAAP purposes and consolidated on the balance sheet

(3) Calculations do not include securitized mortgages issued in the current month

(4) Includes securitized mortgage collateral, loans held-for-investment and loans held-for-sale

(5) Excludes net cash receipts on derivative assets

* January delinquency data will be reported in February 2007 Fact Sheet.

REIT Portfolio Snapshot – Jan ‘07

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IMPAC

IMPAC MORTGAGE HOLDINGS, INC.
Monthly Fact Sheet (Unaudited) - January 2007
www.impaccompanies.com

	For the Month Ended		For the Year Ended
	1/31/2007	12/31/2006	12/31/2005
Warehouse Lending Operations (in millions)			
Average Outstanding Finance Receivables with Non-affiliated Customers	$ 281.3	$ 301.7	$ 341.3
Total Outstanding Warehouse Lines Approved to Non-affiliated Customers	$ 733.0	$ 724.0	$ 691.5
Total Finance Receivables to Non-affiliated Customers	$ 276.5	$ 306.3	$ 350.2
Mortgage and Commercial Operations (in millions)			
Total Loan Acquisitions and Originations **	$ 776.3	$ 1,324.0	$ 23,108.9
Percentage of Fixed	23%	27%	18%
Percentage of Adjustable	77%	73%	82%
Loans Locked During the Period	$ 1,236.4	$ 1,240.5	$ 27,771.4
Mortgage Loans Held-For-Sale ("LHFS")	$ 2,092.4	$ 1,561.9	$ 2,052.7

iDASL^{g2} *Impac Direct Access System for Lending*

IDASLg2 Utilization

Volume Submitted (in millions)	$ 2,515.1	$ 2,035.9	$ 33,609.7
Approval Rate	66%	61%	66%

* January delinquency data will be reported in February 2007 Fact Sheet.

** Includes commercial loans now originated by Impac Commercial Capital Corporation (ICCC). Amounts do not include premiums.

Tania Jernigan, V.P. Investor Relations Tele: (949) 475 3722 tjernigan@impaccompanies.com

IMPAC

REIT Portfolio Snapshot – Jan ‘07

UBS

Allowance for Loan Losses – Q3'06 vs. Q2'06

- Actual loan losses decreased to $5.5 mm as compared to $6.1 mm.
- Expect delinquencies and actual losses to increase from record lows .
- Remain comfortable with allowance for loan losses (9/30/2006).
- Broadly, our total portfolio is running approx. 10bps. cumulative losses.

$100,000
$80,000
$60,000
$40,000
$20,000
$-
0.34%
0.32%
0.30%
0.28%
0.26%
0.24%
0.33%
0.32%
0.32%
0.31%
0.28%
0.28%
$78,570
$78,514
$74,258
$68,072
$65,715
$3,241
$2,674
$4,690
$5,400
$4,406
$6,141
$5,540
Actual Loan Losses
Allowance for Loan Losses
as a % of Loans Provided for

Actual loans losses and allowance for loan losses as of December 31, 2006 are available in our press release dated February 22, 2007 and in our webcasted year end 2006 earnings conference call. The press release and the conference call are available on our website at www.impaccompanies.com. Guidance is effective as of date originally given.

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UBS

Portfolio Credit Characteristics

- The REIT is invested in Alt- A and multifamily-commercial loans with historical superior performance:
  - $20B securitized mortgage portfolio with higher credit quality loans.
  - 61% in longer duration loans.
  - 75% in favorable geographical locations (home price appreciation/employment).

$20 Billion Securitized Mortgage Portfolio

93%
$ 18.9 B Residential
WA FICO - 696
$1.4 B
Commercial
WA FICO - 730
7%
Alt-A
Commercial

Duration of Portfolio (9/30/06)

7%
18%
39%
37%
2 Years or Less
3 Years or More
Fixed
Commercial

Geographical Location by Top 10 States (9/30/06)

CA	54%
FL	10%
VA	3%
AZ	3%
NV	3%
NY	2%
MD	2%
CO	2%
WA	2%
IL	2%

IMPAC

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Securitized Mortgage Portoflio
Current Balances by Origination Year
11%
12%
30%
47%
<2004
2004
2005
2006

Adj LTV by Origination Year
WA LTV
Adj LTV

IMPAC

Concentrated in geographical areas with favorable HPA & employment characteristics.
89% of loans acquired prior to 2006.
47% of current balances originated in 2004.
Portfolio Credit Characteristics
Utilizes WA National HPA Rates.
Doesn’t Include Favorable Geographical
Weighting.
75% of Portfolio in much Higher HPA rate
All data as of 6/30/06.
The information contained herein regarding estimated WA LTV is provided for informational purposes only to assist in the understanding of certain characteristics of our loan portfolio and are not a projection of future performance, financial position or cash flows.  The information is based upon (i) assumptions that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and
(ii) assumptions that were made for the purpose of simplifying the information.  No representation is being made that the results of the information will be achieved.

4. Credit & Collateral

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Impac Credit Tightening – 2006

- Ahead of the curve: significant credit tightening began in January '06.

Guideline Tightening – 2006
1) Express No Doc minimum credit score 660 from 620; Express NISA/NIVA doc type credit score 620-659 income must be stated with LTV greater than 80%; less than 80% LTV stated income is eligible.
2) Combos occupancy only owner-occupied property; 2nd home non-owner occupied property ineligible for ScoreOne/Alt-B.
3) Alt-B/ScoreONE increased the minimum credit score to 540 from 500.
4) Alt-B/ScoreONE Combo Credit Grade A & A- increased minimum credit score to 640 on SIVA doc type from 620, and full doc 620 from 580.
5) On the A- Credit Grade require 1 x 30 in 12 months on mortgage lates from 2 x 30.
6) Express/Pro Series: Land Contract transactions when proceeds are used to pay outstanding balance of the contract the transaction is a refinance opposed to a purchase.
Express & Pro Series: 7) Payment shock calculated Pro Series I+, I & II, including combos & 5/25 Option ARM transaction in addition to the DTI calc on doc types FISA, SISA, or SIVA; LTV/CLTV greater than 90%, occupancy owner-occupied and the credit score is less than 680. 8) 5/25 Option ARM refinance transaction ineligible above 95% CLTV with credit score less than 680. 9) Traditional Option ARM DTI calculated on full Neg Am balance of 110%. 10) Combos increased minimum credit score on SIVA to 640 from 620. 11) 95.01% LCLTV & above w credit scores 659 and less with doc types NISA, SISA and FISA ineligible. 12) Transactions 95.01% CLTV & above, credit scores 659 & less, doc type SIVA must have 2 mos of verified liquid assets equal to 2 mos income stated on 1003. Eligible liquid assets are checking/savings or stock & bonds, no other assets are eligible as liquid assets.
13) *All loan programs:* Property listed for sale in past 6 months eligible for refinance provided occupancy is owner-occupied or 2nd home; maximum 80% LTV/CLTV; mandatory 12-month hard prepay; verification property is no longer listed for sale; borrower explanation letter why change not to sell; LTV/CLTV determined using the lowest list price or the appraised value and a LoanSafe score of 0-3.
14) Alt-B/ScoreONE Combo: Credit Grade A SIVA doc type ineligible; Credit Grade A- ineligible.
15) Alt-B/ScoreONE: Credit Grade B mortgages lates 1 x 60 from 2 x 60
16) Alt-B/ScoreONE Combo program: 1. Increased minimum credit score to 640 on SIVA doc type (620 previously) 2. Increased minimum credit score to 620 on full doc (580 previously) on the A & A- Credit Grades Alt-B/ScoreONE: Credit Grade A- mortgage lates 1 x 30 in 12 months from 2 x 30
17) *All loan programs:* Appraisal Report Requirements that on appraisal reports dated more than four (4) months (previously six (6) months) from the date of the Note will require the appraiser to provide a recertification of value and two (2) additional comparables.

IMPAC

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Impac Credit Tightening – 2007

- Impac credit tightening continues in '07.

Guideline Tightening – 2007 YTD
1) Discontinue Alt-B combo.
2) Increased asset verification requirements and payment shock in Ohio.
3) Significant pricing changes on Alt-A Combos.
4) Gift funds ineligible for reserves.
5) Pricing changes on POA (monthly and Hybrid) at higher credit scores: worsened price above 90% CLTV, changed prices on various buckets with credit scores > 680.
6) Pricing changes – Alt-A combos with CLTV's > 95% max price of 98 on the 2nd homes and owner occupied.
7) Pricing changes - Alt A combos with CLTV's > 95% max price of 95 on non-owner occupied.
8) Option ARM – Various pricing adjustments made.
9) Required all refinance loans to have a tangible benefit to the borrower.
10) Redefined first time homebuyer to mirror FNMA.
11) 95% LTV loans with a 5% outside 2nd requires the 2nd to be held by an institutional lender.
12) Instituted a requirement for an independent 3rd party occupancy inspection on all purchase transactions > 80% CLTV.
13) Eliminated Impac 2nd's in the following states: AK, AR, CO, GA, IN, KS, KY, LA, MI, MS, MO, NE, NM, ND, OH, OK, SD, TN, TX, & WV.
14) >95% CLTV cash out ineligible on the combo program.
15) 2nd home and non-owner max 90% CLTV.
16) Full doc minimum requirement on the combo increased to 660 from 620.
17) SIVA minimum requirement on the combo from 640 to 680.
18) SIVA >95% CLTV increase the minimum credit score to 700.
19) Hybrid POA combo – max 95% CLTV on owner occupied full and SIVA doc types.
20) Hybrid POA 1st and 2nd liens requires 4 months reserves on CLTV's 90.01 to 95% with loan amounts < 750k.
21) Pro Series combo max 90% CLTV, pricing adjusted.
22) Program suspended – Express with credit scores < 620.
23) Program suspended – Pro Series with credit scores < 620.
24) Program suspended – Alt-B.
25) Program suspended – Payment option ARM products – 2nd liens.

IMPAC

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	IMSA 06-1	IMSA 06-2	IMSA 06-3	IMSA 06-4	IMSA 06-5	IMSA 2006 ALL
Pool Balance	$659,600,097	$557,877,852	$1,993,954,670	$1,400,001,647	$1,310,000,328	$5,921,434,594
Gross WAC	7.48	7.37	7.46	7.32	7.23	7.3510
WAM	347	357	351	351	350	352.94
Age	7	2	2	2	2	2.32
FICO	689	695	698	702	699	699
LTV	76.38	76.30	75.90	73.41	72.81	73.30
% Fixed	46.30	None	18.88	35.86	47.93	28.62
% ARMs	51.22	98.01	77.68	61.23	49.07	68.40
% Seconds	2.48	1.99	3.44	2.91	3.00	2.98
% Fixed and 5/1 or longer	71	61	98	97	96	88.61
Cash Out	33.03	24.99	28.52	30.98	37.37	30.99
Purchase	58.99	69.42	61.39	56.12	46.75	57.48
Rate/Term Refi	7.89	5.59	10.09	12.90	15.88	11.53
Full/Alt Doc	7.64	8.18	9.77	12.97	12.72	10.54
Interest Only	67.64	86.08	78.43	75.83	70.79	75.63
Silent Seconds	56.26	70.3	63.9	60.23	38.23	
% California	43.72	55.10	49.52	41.02	43.52	48.35
Owner Occupied	68.89	73.37	76.56	79.65	77.58	76.33
Investor Property	25.76	22.67	19.04	17.53	19.50	19.72
Second Home	5.35	3.96	4.39	2.82	2.93	3.95
Condo	13.94	11.02	12.18	11.76	8.51	9.74
PUD	17.15	17.73	18.47	18.22	16.98	9.78
2-4 Family	11.56	9.88	10.66	10.87	10.28	10.08
Single Family	56.89	59.94	57.98	58.89	62.75	59.53
Townhouse	0.47	1.43	0.71	0.25	0.30	0.55

IMPAC

Securitization Activity 2006 – Collateral Profile
Summary Residential Loan Characteristics

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Securitization Activity 2006 – Collateral Profile

For 2006, the "typical" residential mortgage loan that Impac securitized had the following collateral characteristics:

• Loan Balance	$272,372
• Loan Type	5yr Interest Only 6M LIBOR Hybrid ARM
• Coupon	7.1970%
• LTV	73.30%
• CLTV	86.42%
• FICO	699
• Property Type	Single Family
• Occupancy	Owner Occupied
• Loan Purpose	Purchase Money (No Cash Out)
• Documentation	Stated Income/Verified Assets
• Prepay Type	No Prepayment Penalty
• Debt-to-Income	Between 40-45%

IMPAC

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Alt-A vs. Subprime Credit Comparison
ALT – A
Tradelines – Minimum of 5 trades required
Depth – Minimum 24 months with one of the 5 trades having a
$5,000 high balance
Mortgage lates – No rolling lates allowed
BK/Foreclosure – None allowed in the past 24 months for BK
and none in 36 months for foreclosure
Chargeoff’s/Collections – None allowed in the past 24 months
Judgments/Tax Liens – None allowed in the past 24 months
Consumer Credit Counseling (CCC) – Must be released at least
12 months prior to close
Forbearance – Not allowed
Grade level based on mortgage rating only – Not allowed
Minimum credit score - 620
SUBPRIME
Tradelines – None required at 90% LTV or less.  Over 90% 3
trades required
Depth – minimum 6 months with no high balance required
Mortgage lates – Lates allowed within the last 12 months – up to
90 days late
BK/Foreclosure – No minimum time from BK discharge.   No
Foreclosure within past 12 months
Chargeoff’s/Collections – If greater than 12 months, disregard
Judgments/Tax liens – No minimum time limits.
Consumer Credit Counseling (CCC) – No minimum time period
since release
Forbearance – Allowed
Grade level based on mortgage rating only – Allowed
Minimum credit score 500

Alt-A vs. Subprime Income/Assets Comparison
ALT – A
Bank Statement only program to verify income –
Not allowed
Minimum income verification time period – 2 years
Residual income calculation – Not required
Gift of equity – Not allowed
Source and seasoning of assets - Required
SUBPRIME
Bank Statement only program to verify income –
Allowed on 6 months or 12 months bank statements
Minimum income verification time period – 12
months
Residual income calculation – Required
Gift of equity – Allowed
Seasoning of assets – Not Required

5. Loan Analytics

Current Strategy / Future Benefits
Acquiring/originating higher credit, longer duration loans by utilizing risk-
based target marketing:
“iMAP” (external proprietary analytical/marketing tool).
“iSMA” (internal profitability ranking).
Leveraging third-party products to pre-screen potential fraudulent loans:
LoanSafe (tool for identifying high risk components of loan transactions).
HistoryPro (property-based risk score measuring home prices, foreclosure rates and flip activity).
Integrate cutting-edge technologies to optimize pricing and selectively invest in loans.

Macro-Economic Approach
Macro-Economic Strategy Management Using Proprietary Tools
CBSA 1 to 5 star ranking system – Quarterly Update.
1 Year Forward Projected Unemployment.
1 Year Forward Projected House Price Appreciation.
Alt-A and Sub-Prime Industry Delinquency.
Industry Product Level Performance.
Projected Purchase and Refinance Mortgage Originations.
% of 2nd Homes and Investor Homes in each CBSA.
Display of Household Income.
Ability to sort data to extract most current performance.
Understand the macro-economic environment for credit decisions, sales expansion and investment decisions.

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IMPAC
iMAP
Impac Market Analysis Platform
Select a Category
METRICS
RANK & SORT
GLOSSARY
Impac Market Analysis Platform
The Impac Market Analysis Platform ("iMAP") provides leading economic forecast and performance indicators by state and CBSA Metro Areas. This information, drawn from several repositories of data including Economy.com, Loan Performance and the National Association of Realtors, is refreshed by Impac on a quarterly basis.
Click on a Category Above to Get Started
For help defining terms used in iMAP, please use the "Glossary" button
The iMAP Risk Index is a five (5) star scoring system that measures the relative credit quality of loan originations for each state or CBSA Metro Area. The iMAP Risk Index will provide comparative market scores that may benefit our clients' sales and marketing efforts. One star represents the lowest ranking while five stars represents the topmost ranking.
iMAP Risk Index
The information provided is intended to apprise users on current economic factors affecting areas in which they may be lending.
The user is advised that this information is to be used only as a marketing guide and should not be a factor in the lending decision.
Privacy Policy
Contact Us
© 2006 Impac Funding Corporation
We Do Business in Accordance with the Federal Fair Housing Law and the Equal Credit

IMPAC

Proprietary Tools: Market Analysis

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IMPAC
iSMA
Impac Strategic Market Assessment
Select a Category
METRICS
RANK & SORT
GLOSSARY
About Impac Strategic Market Assessment (iSMA)
The Impac Strategic Market Assessment website ("iSMA") is an analytical tool to support strategic planning through the application of benchmark metrics. These metrics compare Impac lending activity to the Industry on the basis of market share, pricing and delinquency
The iSMA Profitability Index (to the right) is a five star scoring system that measures the relative profitability of loan originations for each state or CBSA Metro Area. This profitability measurement will facilitate strategic decisions related to exit strategies (e.g., whole loan release vs. CMO securitization).
iSMA Profitability Index
– Outstanding
– Excellent
– Good
– Average
– Below Average
Click on a Category above to get started
Select a Category
Additional Resources
NAR
OFHEO
UNEMP
ECONOMY.COM
LOAN PERFORMANCE
CBSA
The information provided is intended to apprise users on current economic factors affecting areas in which they may be lending.
The user is advised that this information is to be used only as a marketing guide and should not be a factor in the lending decision.
Privacy Policy
Contact Us
© 2006 Impac Funding Corporation

IMPAC

Proprietary Tools: Profitability Analysis

Impac’s Use of LoanSafe Analytics
LoanSafe score assesses individual, loan-level risk by reviewing:
Property
Borrower
Third Party Broker/Correspondent Risk
LoanSafe is predominantly a collateral risk assessment tool.
“Adjusted LoanSafe” is a more robust LoanSafe scoring process with FICO, LTV, & CLTV added.
This results in a comprehensive loan level risk profile / assessment.

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IdentityPro
Borrower
Perpetrator or Victim
Risk
Fraud
Broker
Access to the money channel
Property
Tool used to obtain the money
ThirdPartyScorecard
HistoryPro
CREDIT
[LTV, CLTV, FICO]
LoanSafe - RDS
LoanSafe™
11 ← 5 → 2
Worse ← Credit Quality → Better
FICO = 600
CLTV = 95%
Cash Out Refi
FICO = 700
LTV = 90%
Purchase

Adjusted LoanSafe Score
Adjusted
Loan Safe
Score
“Adjusted LoanSafe Score” is the most robust scoring mechanism in use by Impac to analyze loans.
As it has been continually refined, it has been systematically layered into our pricing engines and used to evaluate Impac’s existing REIT portfolio.
In simple terms, the lower the score, the better the overall credit.

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Workflow – Low Risk

Adjusted LoanSafe Score = 0 - 3

- Very Low Risk
- Review Decision → PASS
- Streamline

Workflow – Medium Risk

Adjusted LoanSafe Score = 4 - 9

- Low to Moderate Risk
- AVM Verification
  - < 15% tolerance
  - => 15% → TriAVM → PASS
  - < 10% tolerance → PASS
  - => 10% → Field Review
  - Field Review / HistoryPro Checklist

IMPAC

LoanSafe Process – Low & Medium Risk

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Review Process – High Risk and Workflow Failures

Adjusted LoanSafe Score = 10 – 25 or
Loans outside of tolerances as defined above

- High Risk – Verify Value
- Field Review

Broker Related Issues:

If **Broker Industry CRM** > 5.00 & **Reliability Rating** = "Excellent" or "Good"

- QC Broker's work with Impac

If **Industry CRM Reliability Rating** = "Fair" & Impac **Loan Count** <= 5

- Not enough industry or local data for this broker. Focus more on collateral and less on broker
- Review Property F Score → Field Review where applicable

If **Broker CRM** > **Industry CRM** by more than 3 points

- Check broker activity with Impac (possible adverse selection)
- Review **Property F score** and the **Zip code score.**
- If **F Score <= 3** & **Zip Score <= 3** → PASS
- If **F Score > 3** & **Zip Score > 3**
  - Normal review process

If **Lender score** > 5

- Send to QC

LoanSafe Process – High Risk

LoanSafe Review of ISAC 07-2 Collateral
Key Summary – LoanSafe Scoring
LoanSafe review of 3,369 Resi hybrid ARM and Fixed 1st loans allocated to the transaction*.
98.7% (3,326 loans) resulted in comprehensive LoanSafe scoring.
96.7% (3,216 loans) had a LoanSafe score of 0 – 3 (low risk).
2.4% (80 loans) had a LoanSafe score of 4 – 9 (medium risk).
0.9% (30 loans) had a LoanSafe score of 10+ (higher risk).
Additional Detail
76.8% (2,553 loans) of loans where LoanSafe scoring available came from top 5 states: CA, FL, AZ, IL,
& NY.
97.6% of these loans have LoanSafe score of 0 – 3 (low risk).
2.0% of these loans have LoanSafe score of 4 - 9 (medium risk).
0.4% of these loans have LoanSafe score of 10+ (medium risk).
* Note: resi ARM & Fixed 1sts analyzed by LoanSafe; 2nd TD scoring is TBD, as 2nd TD loan population currently being determined.

LoanSafe Review of ISAC 07-2 Collateral
Origination Channel Analysis:
97.9% of wholesale channel origination had LoanSafe scores.
Over 96% of wholesale channel loans were 0 – 3 (low risk category).
100% of loans from the correspondent bulk channel had LoanSafe scores.
99.6% of loans from the correspondent flow channel had LoanSafe scores.
Over 97% of correspondent channel (bulk +flow) loans were 0 – 3 (low risk category).
Perspective:
In a 3 year ILG (Impac’s wholesale channel) origination test conducted in late
2005, LoanSafe scores of “0” for the back-tested loans had a loss severity of less than $ 1,000 per loan, when compared to loss severity of over $ 30,000 on loans with LoanSafe scores of 25.

UBS

LoanSafe Review of ISAC 07-2 Collateral

LOANSAFE SCORE DISTRIBUTION % provided by Core Logic, a First American Company - March 1st, 2007

LoanSafe Score Comparative Analysis		Prime Industry	Subprime Industry	All Industry	Alt-A Lender Impac ISAC 2007-02
Low Risk	0 -3	93.9%	86.7%	91.5%	96.7%
Medium Risk	4 - 9	4.4%	7.4%	4.9%	2.4%
High Risk	10 +	1.7%	5.9%	3.7%	0.9%
Total		100%	100%	100%	100%

Loan Impact Analysis based on 1,000 loans

LOANSAFE SCORE DISTRIBUTION based on 1,000 sample

LoanSafe Score Comparative Analysis		Prime Industry	Subprime Industry	All Industry	Alt-A Lender Impac ISAC 2007-02
Low Risk	0 -3	939	867	915	967
Medium Risk	4 - 9	44	74	49	24
High Risk	10 +	17	59	37	9
Total		1,000	1,000	1,000	1,000

ISAC 2007-02 improvement over Industry

Impac vs Prime	Impac vs Sub-Prime	Impac vs Blended
28	100	52
20	50	25
8	50	28
56	201	105

Explanation of the Analysis:

Impac is better than Prime by 56 loans on a 1,000 sample and is better than Sub-Prime by over 201 loans on a 1,000 sample

On a frequency distribution basis, Impac's Collateral Risk Score is better than Prime by:	5.6%
On a frequency distribution basis, Impac's Collateral Risk is better than **Sub-Prime** by:	20.1%
On a frequency distribution basis, Impac's Collateral Risk is better than **Blend of Sub-Prime & Prime** by:	10.5%

This is before loss severity is taken into consideration for a similar pool and before the consideration of FICO, LTV, CLTV

Consideration of FICO, LTV, CLTV will make Impac better than Sub-Prime by well over 25%

Consideration of FICO, LTV, CLTV will make Impac worse than the Prime Average

IMPAC

47

6.  Impac Commercial Capital Corp. (“ICCC”)

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IMPAC

Program Overview | Recent Transactions | Calendar of Events | Contact Us

ICCC Home

EXPAND your options.

WELCOME TO IMPAC COMMERCIAL CAPITAL CORPORATION

IMPAC Commercial Capital Corporation (ICCC), is a wholly owned subsidiary of IMPAC Mortgage Holdings (IMH_NYSE), a $23+ billion mortgage REIT.

ICCC funds commercial and multifamily loans, generally from $500,000 to $5,000,000+ through multiple origination channels. Our qualified and approved commercial brokers are capable of analyzing, sizing, packaging complete operating and credit packages and providing continuous, reliable volume.

ICCC is broker friendly and looks for solutions to fund loan requests on a national basis. Funding loans on commercial/multifamily real estate is ICCC's only business.

We look forward to working with you.

Another reason to partner with us!

Are you new to ICCC?

If you do not currently have a sales contact at ICCC please CLICK HERE.

IMPAC

ICCC – Impac Commercial Capital Corporation

Organizational Structure
William Endresen, President
Ron Stoffers
EVP, Chief Credit Officer
Underwriting
Bob Zietlow,
VP, Chief Appraiser
Paul Cleary
SVP, Operations
Origination Platform
Appraisal
Keith Nisenson
SVP, Eastern Sales
Fred Barrow
SVP, Western Sales
CA
TX
CO
OR
IL
MO
Production
Compliance
Loan Administration
ICCC comprised of approximately 80 personnel, staffed principally at the Company’s Irvine corporate office.
Regional markets served by satellite sales offices and applicable support staff.

Impac Commercial Capital Corp.
Impac’s small balance multifamily-commercial origination platform (“ICCC”).
Securitization in discreet pools within Impac trusts (CMO & REMIC).
Leading innovator in small balance multifamily-commercial securitization within senior/sub/oc (both pro-rata pay & sequential pay) structures since
2003:
14 Deals, $2.14B in bond issuance, $2.2B in collateral securitized.
100% residual retention: Impac retains first loss.
Recent market innovation: ISAC 06-5 (Dec. ’06):
Ambac-wrapped AAA senior/sub/oc, 96.7% bond size (3.30% initial oc).

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ICCC – Typical Collateral Profile (ISAC 2006-5)

Category	
Avg. Bal.	$1.1M
WAC	6.95%
Margin	2.62%
DCR	1.20%
Occ. %	97%
LTV	66%
CLTV	66%
FICO	728
Full Doc	92%
Purchase	51%
Refi	49%
CA %	55%
Avg. Unit Count	41
Prepay Penalty (yr.)	
3	15%
5	50%
7	8%
10 *	27%

** Note: approx. 14% of 10-yr. loans have 5yr. lockout.*

IMPAC

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ICCC – Securitization History

Shelf	*Series*	*Bonds*	*Highlights*
IMHAC	2003-1	n/a (1)	
IMHAC	2003-4	$11,217,000	
IMHAC	2003-8	$71,872,000	
IMHAC	2003-11	$82,630,000	
IMHAC	2004-3	$56,924,000	
IMHAC	2004-5	$97,894,000	
IMHAC	2004-8	$97,778,000	
IMHAC	2004-10	$161,113,000	
IMHAC	2005-2	$117,822,000	
IMHAC	2005-4	$121,697,000	
IMHAC	2005-6	$214,459,000	
IMHAC	2005-8	$213,896,000	
ISAC	2006-1	$255,288,000	
ISAC	2006-2	$238,962,000	1st transaction w/small balance commercial assets.
ISAC	2006-5	$398,304,000	$51.3MM of small bal. commercial.
		$2,139,856,000	

(1) Multifamily loans were blended with resi pool; single bond issuance (resi & multi).

Note: Bloomberg tickers are "IMM" and "IMSA" for IMHAC & ISAC deals, respectively.

IMPAC

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Case Study: ISAC 2006-5 / Class 2A
First wrapped small balance multifamily-commercial securitization in the industry.
$398.3MM bond, 96.70% of capital structure (@ BBB attachment).
Aaa / AAA rating via Ambac wrap.
Priced at L + 20bps.
4.5 yr. WAL.
Impac retains 100% of residual.
Structure: senior/sub/OC.
Initial OC @ 3.30%, growing to 5.65%.
$411.9MM collateral deposited.
Wide distribution:
Sold to Bank, Money Manager & Insurance Co.’s (ABS, CMBS & CDO investors) in U.S. & Europe.

UBS

Standard Multifamily

This program provides the best pricing and more financing options.

- Best Pricing
- Best Rebates
- More Flexibility

- Average and above properties (minor deferred maintenance considered)
- Mixed use considered with no more than 25% of income from commercial use
- 3-10 Hybrids: 3% first adjustment, 1% subsequent, 6% lifetime over start rate
- 3-10 Yr. Hybrid: size/qual @ start rate
- One time assumability with 1% fee and ICCC approval
- Rate locks: at time of final approval or 60 day advance rate lock after conditional approval (most programs)
- From 660 middle credit score
- $2,500 deposit typically required for appraisal, environmental and property inspection (may be more in outlying areas)

IMPAC.

Impac Commercial Capital Corporation

www.ImpacCommercial.com

Conduit Buster Multifamily

Viable option to a "Traditional Conduit" loan.

- No impounded replacement reserves
- No "Fitch" constant constraints
- No 10-year "Bullet"
- No borrower legal opinions
- No excessive 3rd party costs

	Purchase	Rate & Term Refinances	Cash Out Refinance
Maximum LTV	80%	80%	75%
Minimum DCR	1.15	1.15	1.20
Term	30 years	30 years	30 years

- Prepayment locked out years 1-5, then 5%, 4%, 3%, 2%, 1% years 6-10
- 1% lock deposit required for 60-day advance rate lock and at approval if not previously locked
- Additionally a $500 Lock Fee will be required
- Minimum 700 middle credit score (No mortgage derogs within previous 36 months)

IMPAC.

Impac Commercial Capital Corporation

www.ImpacCommercial.com

IMPAC

Impac Commercial Capital Corp.

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Market Rents Multifamily

Considers Market rents vs. Actual rents

- Maximum proceeds based on Market Rents
- Up to 80% LTV

	Purchase Only
Maximum LTV	80%
Minimum DCR	1.15
Term	30 years

- Size based on the Fully Amortizing P & I (Generally must underwrite to break even on actual rents)
- Hybrid programs 3, 5 & 7 year
- "B" quality or better (No significant deferred maintenance)
- Minimum 700 middle credit score (No mortgage derogs within previous 36 months)

IMPAC

Impac Commercial Capital Corporation

www.ImpacCommercial.com

Express Multifamily

Our Express program streamlines the origination and closing process.

Our Credit Score Driven Program Offers:

Loan Amounts $250K to $1M (5-35 Units)

- Fast closing
- No tax returns, no VOE's
- Up to 80% LTV on purchases and 75% LTV on cash-out refis
- Down to Break-Even (1.00:1) DCR (appraisal rents used for income)

IMPAC

Impac Commercial Capital Corporation

www.ImpacCommercial.com

IMPAC

Impac Commercial Capital Corp.

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Commercial

Commercial Real Estate Loans

- Office
- Mixed Use
- Self-Storage
- Retail
- Mobile Home Parks
- Light Industrial

- Loan amounts from $500,000 to $5,000,000+
- Average and above quality properties
- Hybrid programs of 3, 5, and 10 years fixed then fully amortizing ARM for remaining term
- 30 year amortization due in 10 to 15 years
- One time assumability with a 1% fee and ICCC approval
- Rate locks up to 60 days (call for details)

IMPAC

Impac Commercial Capital Corporation

www.ImpacCommercial.com

IMPAC

Impac Commercial Capital Corp.

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Southern California Region

"Just Funded" Click Image to Enlarge

Loan Amount: $637,000
Loan Type: Multifamily
Location: Los Angeles, CA

Loan Amount: $800,000
Loan Type: Multifamily
Location: Santa Ana, CA

Loan Amount: $817,600
Loan Type: 5-Yr Fixed Rate
Location: Long Beach, CA

Loan Amount: $500,000
Loan Type: 7-Yr Fixed Rate
Location: Santa Barbara, CA

Loan Amount: $1,960,000
Loan Type: 3-Yr Fixed Rate
Location: Palmdale, CA

Loan Amount: $2,750,000
Loan Type: 10-Yr Fixed Rate
Location: Burbank, CA

Loan Amount: $350,000
Loan Type: 3-Yr Fixed Rate
Location: San Bernardino, CA

Loan Amount: $1,310,000
Loan Type: 10-Yr Fixed Rate
Location: Westminster, CA

IMPAC

ICCC – Recent Funding Sample

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Northeast Region

"Just Funded" Click Image to Enlarge

Loan Amount: $1,250,000
Loan Type: Purchase
Location: Northampton, MA

Loan Amount: $975,000
Loan Type: Refi
Location: Greenwich, CT

Loan Amount: $1,200,000
Loan Type: Purchase
Location: Westfield, MA

Loan Amount: $415,000
Loan Type: Refi
Location: Manchester, NH

Loan Amount: $512,000
Loan Type: Purchase
Location: Bronx, NY

Loan Amount: $464,000
Loan Type: Purchase
Location: Scarbourough, ME

Loan Amount: $395,000
Loan Type: Refi
Location: Manchester, NH

Loan Amount: $2,240,000
Loan Type: Purchase
Location: Norwalk, CT

IMPAC

ICCC – Recent Funding Sample

Contact Info
Impac – Corporate Office
Andrew McCormick
EVP, Chief Investment Officer
The Impac Companies
19500 Jamboree Road
Irvine, CA 92612
Office: 949-475-4999
Cell: 917-539-1241
andrew.mccormick@impaccompanies.com
www.impaccompanies.com
Impac – NYC Office
Jim Malloy
SVP, Secondary Marketing
The Impac Companies
787 Seventh Ave, Suite 938
New York, NY 10019
Office: 212-786-6133
Cell: 949-648-0417
jim.malloy@impaccompanies.com
www.impaccompanies.com

Year-ended 2006 vs. Year-ended 2005

Estimated Taxable Income available to IMH Common Stockholders

Estimated taxable income available to IMH common stockholders excludes net earnings from IFC and its subsidiaries and the elimination of intercompany loan sale transactions. The following schedule reconciles net earnings to estimated taxable income available to common stockholders of the REIT.

(1)
Estimated taxable income includes estimates of book to tax adjustments which can differ from actual taxable income as calculated when we file our annual corporate tax return. Since estimated taxable income is a non-GAAP financial measurement, the reconciliation of estimated taxable income available to common stockholders to net (loss) earnings is intended to meet the requirements of Regulation G as promulgated by the SEC for the presentation of non-GAAP financial measurements. To maintain our REIT status, we are required to distribute a minimum of 90 percent of our annual taxable income to our stockholders.

(2)	Certain adjustments are made to net (loss) earnings in order to calculate taxable income due to differences in the way revenues and expenses are recognized under the two methods.
(3)
To calculate estimated taxable income, actual loan losses are deducted. For the calculation of net earnings, GAAP requires a deduction for estimated losses inherent in our mortgage portfolios in the form of a provision for loan losses, which are not deductible for tax purposes. Therefore, as the estimated losses provided for under GAAP are actually realized, the losses will negatively and may materially effect future taxable income.

(4)
Includes GAAP to tax differences related to the ISAC REMIC 2005-2, ISAC REMIC 2006-1, ISAC REMIC 2006-3, ISAC REMIC 2006-4, and ISAC REMIC 2006-5 securitizations, which were treated as secured borrowings for GAAP purposes and sales for tax purposes. The REMIC GAAP income excludes the provision for loan losses recorded that may relate to the REMIC collateral included in securitized mortgage collateral. The Company does not have any specific valuation allowances recorded as an offset to the REMIC collateral.

(5)
The mark-to-market change for the valuation of derivatives at IMH is income or expense for GAAP financial reporting purposes but is not included as an addition or deduction for taxable income calculations until realized.

(6)
Represents net (loss) earnings of IFC and ICCC, our taxable REIT subsidiaries (TRS), which may not necessarily equal taxable income. Starting January 1, 2006, the Company elected to convert ICCC from a qualified REIT subsidiary to a TRS.

(7)
Any dividends paid to IMH by the TRS in excess of their cumulative undistributed earnings and profits taxable income minus taxes paid would be recognized as a return of capital by IMH to the extent of IMH’s capital investment in the TRS. Distributions from the TRS to IMH may not equal the TRS net earnings, however, IMH can only recognize dividend distributions received from the TRS as taxable income to the extent that the TRS distributions are from current or prior period undistributed earnings and profits taxable income minus taxes paid. Any distributions by the TRS in excess of IMH’s capital investment in the TRS would be taxed as capital gains.

(8)
Includes the effects to taxable income associated with the elimination of gains from inter-company loan sales and other inter-company transactions between IFC, ICCC, and IMH, net of tax and the related amortization of the deferred charge.

(9)
Excludes the deduction for common stock cash dividends paid and the availability of a deduction attributable to net operating loss carry-forwards. As of December 31, 2006, the Company has estimated federal net operating loss carry-forwards of $8.2 million that are expected to be utilized prior to their expiration in the year 2020.